Exhibit 10.7

Chirinjeev Kathuria

19W060 Avenue LaTours

Oak Brook, Illinois 60603

Re:	Employment Terms

Dear Chirinjeev:

On behalf of AIRO Group Holdings, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth in this offer letter agreement (the “Agreement”), contingent on the successful consummation of the Company’s initial public offering (“IPO”), as determined by the Company in its discretion. As discussed, the terms of this Agreement govern with respect to your employment and will be effective as of June 16, 2025, the date of the successful consummation of the IPO (the “Effective Date”). All terms of this Agreement are subject to approval by the Company’s Board of Directors or an authorized committee thereof.

1. Employment by the Company.

(a) Position You will serve as the Company’s Executive Chairman. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b) Duties and Location. You will be responsible for performing such duties as are assigned to you from time to time. You will work collaboratively with the Board and executive management to advance the Company’s strategic objectives. You will work remotely from your home office in Illinois. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.

2. Base Salary, Bonus and Employee Benefits.

(a) Salary. Your base salary will be paid at the rate of $400,000 per year, less applicable payroll deductions and withholdings. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b) Annual Discretionary Bonus. Commencing with calendar year in which the Effective Date occurs, you will be eligible to earn an annual discretionary bonus of up to fifty percent (50%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the assessment of your individual performance and the Company’s performance for a given calendar year by the Board (or an authorized committee thereof), as well as any other criteria the Board (or an authorized committee thereof) deems relevant. The Board (or an authorized committee thereof) will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof).

Chirinjeev Kathuria

Employment Offer Letter

(c) IPO Bonus. You will be eligible to earn and receive a bonus with a value of $100,000 in connection with the consummation of the IPO (the “IPO Bonus”). Within ninety (90) days following the Effective Date, the Company will award your IPO Bonus, subject to your continuous service with the Company, whether as an employee, director, or consultant, through such date. The IPO Bonus shall be paid 100% in Company common stock, with the number of shares determined based on the IPO price per share. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation. Upon receipt of your IPO Bonus, you hereby acknowledge and agree that the Company has fully paid you for any and all past services performed by you prior to the Effective Date, and you agree that there is no outstanding unpaid salary, wages, bonuses or incentive compensation, back pay, deferred compensation, or any other forms of remuneration owed to you from the Company.

(d) Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request.

3. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4. Equity Compensation. Subject to approval by the Company’s Board of Directors (the “Board”) (or an authorized committee thereof), the Company anticipates granting you equity compensation. Any such equity award will be governed by the terms and conditions of the Company’s Equity Incentive Plan (the “Plan”) and your grant agreement and will include a vesting schedule as determined by the Board (or an authorized committee thereof).

5. Compliance with Confidentiality Information Agreement and Company Policies. As a condition of continued employment, and in exchange for the salary increase, bonus eligibility and any equity award, you agree to sign and comply with the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

Chirinjeev Kathuria

Employment Offer Letter

6. Protection of Third-Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7. At-Will Employment Relationship. Your employment relationship with the Company will continue to be at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice. While the Company also may change your position, job duties, work location, reporting structure, compensation, and benefits from time to time in its discretion, the at-will nature of your employment can only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8. Severance. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason, or you voluntarily terminate your employment due to Retirement (as defined in Section 9 below) (each such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 11 (“Clawback and Recovery”) and 13 (“Conditions to Receipt of Severance and Accelerated Vesting”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a) Base Salary Severance. The Company will pay you, as cash severance, twelve (12) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(b) Prorated Bonus Severance. The Company will pay you, as additional cash severance, an amount equal to a pro-rated portion of your target Annual Bonus for the year of termination, as applicable, if any such Annual Bonus has been determined by the Board or the Compensation Committee to have been achieved, based on the actually achieved level of performance, in the ordinary course when determinations are made for all officers and employees of the Company based upon the metrics associated with such Annual Bonus (the “Bonus Determination Date”) (pro-rated based upon the portion of the calendar year that you were employed by the Company), less standard deductions and withholdings, to be paid as a lump sum no later than March 15 of the calendar year after your Separation from Service date.

Chirinjeev Kathuria

Employment Offer Letter

(c) COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months, either by reimbursing you for or paying directly (at the Company’s discretion) your COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the twelfth (12th) calendar month following your Separation from Service date.

9. Retirement Severance. If you voluntarily terminate your employment due to “Retirement” (as defined below), you will be entitled to receive the Severance Benefits described in Section 8, subject to the conditions in Section 13 (“Conditions to Receipt of Severance and Accelerated Vesting”).For purposes of this Agreement, “Retirement” means your voluntary termination of employment after: (a) reaching age fifty-five (55); (b) the sum of your age and years of service with the Company equals or exceeds seventy (70); and (c) you have provided the Company with at least six (6) months’ prior written notice of your intention to retire. For purposes of this section, “service with the Company” shall include continuous service with the Company and any of its predecessors, subsidiaries, or affiliates.

10. Accelerated Vesting. In the event of a Qualifying Termination that occurs within three (3) months prior to or twelve (12) months following the closing of a Change in Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 11 (“Clawback and Recovery”) and 13 (“Conditions to Receipt of Severance and Accelerated Vesting”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company shall accelerate the vesting of any then-unvested equity awards such that one hundred percent (100%) of such equity awards shall be deemed immediately vested and exercisable as of your Separation from Service date (the “Accelerated Vesting”).

Chirinjeev Kathuria

Employment Offer Letter

11. Clawback and Recovery. Any and all Severance and Accelerated Vesting benefits provided under this Agreement will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause.

12. Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance or Accelerated Vesting, other than your rights to the vested portion of any equity awards and any other rights to which you are entitled under the Company’s benefit programs.

13. Conditions to Receipt of Severance and Accelerated Vesting. Prior to and as a condition to your receipt of the Severance Benefits or Accelerated Vesting described above, you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

14. Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

15. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) For purposes of this Agreement, “Cause” for termination will mean the occurrence of any of the following events, as determined reasonably and in good faith by the Board or a committee designated by the Board: (i) your gross negligence or willful failure to substantially perform your duties and responsibilities to the Company or willful and deliberate violation of a Company policy; (ii) your conviction of a felony or commission of any act of fraud, embezzlement or dishonesty against the Company or involving moral turpitude that is likely to inflict or has inflicted injury on the business of the Company, to be determined in the sole discretion of the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party that you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful and deliberate breach of this Agreement that causes or could reasonably be expected to cause material injury to the business of the Company.

Chirinjeev Kathuria

Employment Offer Letter

(b) For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction, excluding having the same title, duties, authority and responsibilities at a subsidiary level following a Change in Control; (ii) the relocation of your primary work location to a point more than fifty (50) miles from your primary work location as set forth herein that requires a material increase in your one-way driving distance, provided, however, that neither your transition from remote work to a Company office nor to remote work from a Company office will be considered a relocation of your primary work location for purposes of this definition; (iii) a material reduction by the Company of your base salary or annual target bonus opportunity, as initially set forth herein or as the same may be increased from time to time pursuant to this offer letter agreement, except for across-the-board salary reductions implemented prior to a Change in Control which are implemented based on the Company’s financial performance and similarly affecting all or substantially all senior management employees of the Company; and (iv) a material breach by the Company of the terms of this Agreement. Provided, however that, such termination by you shall only be deemed for Good Reason pursuant to the foregoing definition if (1) the Company is given written notice from you within sixty (60) days following the first occurrence of the condition that you consider to constitute Good Reason describing the condition, (2) the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (3) you terminate employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

(c) For purposes of this Agreement, “Change in Control” means the following occurring following the Effective Date: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of the Company’s directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Chirinjeev Kathuria

Employment Offer Letter

16. Compliance with Section 409A. It is intended that all of the benefits and other payments set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), or to comply with its requirements to the extent necessary to avoid personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that any benefit or payment hereunder constitutes “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of such benefit or payment shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance and Accelerated Vesting benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Chirinjeev Kathuria

Employment Offer Letter

17. Section 280G; Parachute Payments.

(a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

Chirinjeev Kathuria

Employment Offer Letter

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

18. Dispute Resolution.

(a) In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. If the parties do not reach a resolution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be first submitted to mediation administered by the American Arbitration Association under its Employment Mediation Procedures before resorting to arbitration.

(b) If mediation is unsuccessful, to ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to the Illinois Human Rights Act or Illinois Wage Payment and Collection Act and any other statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by the American Arbitration Association in accordance with its Employment Arbitration Rules. The arbitration shall be held at the AAA’s office nearest to Company’s headquarters at the time. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.

(c) To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

Chirinjeev Kathuria

Employment Offer Letter

(d) You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law.

(e) You and the Company shall equally share all arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19. Miscellaneous. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. You acknowledge and agree that you are not relying on any representations other than the terms set forth in this letter and your Confidentiality Agreement. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter may be executed in counterparts and may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Chirinjeev Kathuria

Employment Offer Letter

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before August 15, 2025 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Joseph D. Burns, CEO

Reviewed, Understood, and Accepted:

Dr. Chirinjeev Kathuria	Date

Chirinjeev Kathuria

Employment Offer Letter

Exhibit A

proprietary information and inveNtions AgreemenT

Chirinjeev Kathuria

Employment Offer Letter

Proprietary Information and Inventions Agreement

This Proprietary Information and Inventions Agreement (“Agreement”) is entered into by and between AIRO Group Holdings, Inc., a Delaware Corporation, or any of its current or future subsidiaries, affiliates, successor or assigns (collectively, the “Company”) and Dr. Chirinjeev Kathuria (the “Employee”) (the Company and the Employee are collectively referred to herein as the “Parties,” each a “Party”) as of _____________ (the “Effective Date”).

In consideration of the Employee’s employment by the Company and receipt of compensation now and hereafter paid to the Employee by the Company, the receipt of Confidential Information (as defined below) while associated with the Company, which the Employee acknowledges to be good and valuable consideration for their obligations hereunder, the Company and the Employee hereby agree as follows:

1. Confidentiality.

(a) Confidential Information. The Employee understands and acknowledges that, during the course of employment by the Company, they will have access to and learn about confidential, secret, and proprietary documents, materials, knowledge, data, and other information, in tangible and intangible form, of and relating to the Company and its technology, products, services, research and development activities, business operations, plans, strategies, and customers (“Confidential Information”). The obligations in this section are intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity regarding the protection of trade secrets or confidential or proprietary information.

(b) Disclosure and Use Restrictions. The Employee agrees and covenants that, at all times during the term of the employment and thereafter, the Employee shall hold in strictest confidence, and not use, lecture on, or publish, except for the benefit of the Company to the extent necessary to perform their obligations to the Company, and not disclose to any person, firm, corporation or other entity, without written authorization from the Company in each instance, any Confidential Information that the Employee obtains, accesses, or creates during employment with the Company, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved. The Employee shall not make copies of such Confidential Information except as authorized by the Company or in the ordinary course of their obligations to the Company. The Employee shall promptly notify their supervisor or any officer of the Company if the Employee learns of any possible unauthorized use or disclosure of Confidential Information.

Chirinjeev Kathuria

Employment Offer Letter

(c) Permitted Disclosures. Nothing in this Agreement prohibits or restricts the Employee (or Employee’s attorney) from (i) discussing their employment or information about unlawful acts in the workplace, such as harassment or discrimination, including communications or charges filed with the Equal Employment Opportunity Commission or other governmental agencies; (ii) initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation; or (iii) otherwise disclosing information as permitted by law.

(d) Notice of Immunity. Defend Trade Secrets Act. Notwithstanding anything to the contrary, the Company hereby provides the Employee notice of their immunity rights pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), which provides that an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is (i) made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

(e) Duration of Confidentiality Obligations. The Employee understands and acknowledges that their obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after they begin employment by the Company) and shall continue during and after their employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or breach by those acting in concert with the Employee or on the Employee’s behalf.

(f) Applicability to Past Activities. The Company and the Employee acknowledge that the Employee may have performed work, activities, or services or made efforts on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company, in anticipation of their involvement with the Company, that would have been within the scope of their duties under this Agreement if performed during the term of this Agreement, for a period before the Effective Date of this Agreement (the “Prior Period”). Accordingly, if, and to the extent that, during the Prior Period: (i) the Employee received access to any information from or on behalf of the Company that would have been Confidential Information if the Employee received access to this information during the term of this Agreement; or (ii) the Employee (A) conceived, created, authored, invented, developed, or reduced to practice any item (including any intellectual property rights regarding Confidential Information) on behalf of or for the benefit of the Company, or related to the current or prospective business of the Company in anticipation of their involvement with the Company, that would have been a Work Product (as defined below) if conceived, created, authored, invented, developed, or reduced to practice during the term of this Agreement; or (B) incorporated into any such item any pre-existing invention, improvement, development, concept, discovery, or other proprietary information that would have been a Prior Invention (as defined below) if incorporated into such item during the term of this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Work Product” or “Prior Invention,” as applicable, hereunder, and this Agreement shall apply to those activities, information, or items as if disclosed, conceived, created, authored, invented, developed, or reduced to practice during the term of this Agreement.

Chirinjeev Kathuria

Employment Offer Letter

(g) On termination of their employment or at any time at the Company’s request, the Employee will promptly cease using and return to the Company all items containing or embodying Confidential Information (including all copies) whether in the Employee’s possession or under their direct or indirect control, except that they may keep their personal copies of: (i) their compensation records; (ii) materials distributed to shareholders generally; and (iii) this Agreement. The Employee agrees to provide to the Company all information needed to access any Company property or information returned, including without limitation, any login, password, and account information.

2. Proprietary Rights.

(a) Pre-Existing Intellectual Property Rights.

(i) The Employee has attached hereto, as Exhibit A, a complete list describing with particularity (and only to the level of specificity as to not violate any agreement to which the Employee is bound) all Intellectual Property Rights (as defined below) owned by the Employee, whether solely or jointly with any third party, that were created or invented by the Employee prior to the period of their employment by the Company and relate in any way to the business or contemplated business, products, activities, research or development of the Company, including any invention and works of authorship, and any registrations and applications arising from or related to the foregoing (collectively, “Pre-Existing Intellectual Property Rights”). The Pre-Existing Intellectual Property Rights will be retained by the Employee and will not be owned by or assigned to the Company under this Agreement. If no such list is attached, the Employee hereby represents and warrants that there are no Pre-Existing Intellectual Property Rights.

(ii) To the extent that the Employee incorporates any Pre-Existing Intellectual Property Rights into any Work Product during the period of their employment by the Company, the Employee hereby irrevocably grants to the Company a royalty-free, fully paid-up, perpetual, transferable, worldwide non-exclusive license, with the right to sublicense, to make, have made, copy, modify, make derivative works of, distribute, use, offer to sell, sell, import, and otherwise practice and exploit such Pre-Existing Intellectual Property Rights as part of or in connection with such Work Product.

Chirinjeev Kathuria

Employment Offer Letter

(iii) The Employee shall not incorporate any Pre-Existing Intellectual Property Rights into any Work Product without obtaining the prior written consent of the Company.

The Employee understands that “Intellectual Property Rights” means rights in and to US and foreign patents, patent disclosures, and inventions (whether patentable or not), trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, copyrights and works of authorship (whether copyrightable or not), including computer programs and rights in data and databases, trade secrets, know-how, and other confidential information, and all other intellectual property rights, in each case whether registered or unregistered, and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

(b) Work Product. The Employee acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Employee individually or jointly with others during the period of their employment by the Company and relating in any way to the business or contemplated business, products, activities, research, or development of the Company or resulting from any work performed by the Employee for the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all Intellectual Property Rights therein, shall be the sole and exclusive property of the Company.

(c) Work Made for Hire; Assignment. The Employee acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, to the extent permitted by law, the Employee hereby irrevocably assigns to the Company, for no additional consideration, the Employee’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

Chirinjeev Kathuria

Employment Offer Letter

(d) Disclosure of Work Product; Maintenance of Records. During their employment, the Employee shall promptly make written disclosures to the Company of all Work Product, and shall at all times keep and maintain adequate, current, accurate, and authentic records of all Work Product. Such records may be in the form of notes, sketches, drawings, flow charts, electronic files, reports, or any other format that may be specified by the Company. The records shall at all times be the sole and exclusive property of the Company and the Employee agrees not to remove such records from the Company’s premises, except as may be expressly permitted by the Company in its written policies or by its prior written consent.

(e) Further Assurances; Power of Attorney. During and after their employment, the Employee agrees to reasonably cooperate with and assist the Company, and the Company will compensate the Employee at a reasonable rate after termination of employment for the time the Employee spends on such assistance, to (i) apply for, obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Employee’s behalf in the Employee’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the extent permitted by law, if the Employee does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by the Employee’s subsequent incapacity.

(f) Moral Rights. To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity or attribution, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product to which the assigned copyrights apply.

(g) No License to Employee. The Employee understands that this Agreement does not, and shall not be construed to, grant the Employee any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to them by the Company.

Chirinjeev Kathuria

Employment Offer Letter

3. Non-Solicitation and Non-Competition.

(a) The Employee understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and in developing customer relationships, customer information, and goodwill, and that the loss of employees or customers would cause significant and irreparable harm to the Company. During the term of the employment, and for a period of twelve (12) months immediately following the termination of the employment for any reason, whether with or without cause, (the “Non-Solicit Restrictive Period”) the Employee will not (i) directly or indirectly, for the Employee’s own benefit or for the benefit of any other individual or entity: (a) employ or engage any Company Personnel (as defined below) in any capacity (whether as an employee, independent contractor, consultant or otherwise); (b) solicit or attempt to solicit for employment or engage any Company Personnel in any capacity; (c) entice or induce any Company Personnel to leave their employment with the Company; or (d) otherwise negatively interfere with the Company’s relationship with any Company Personnel; or (ii) influence any of the Company’s clients, licensors, licensees or customers from purchasing Company products or services or solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products or services of any person, firm, corporation, institution or other entity similar to or in competition with the business of the Company.

(b) Because of the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, the Employee agrees and covenants that during the term of the employment with Company and for a period of twelve (12) months immediately following the termination of the employment for any reason, whether with or without cause (the “Non-Compete Restrictive Period”), the Employee will not, within the geographic areas in which he provided services for Company or had a material presence or influence, during any time within the last two years prior to the termination of his relationship with Company, engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company and will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company. During the Non-Compete Restrictive Period, the Employee shall inform any entity or person with whom they may seek to enter into a business relationship of their contractual obligations under this Agreement. On written request by the Company, the Employee will respond to the Company in writing regarding the status of their employment or proposed employment with any party during the Non-Compete Restrictive Period. The Employee acknowledges that the Company may, with or without prior notice to the Employee and whether during or after the term of employment, notify third parties of the agreements and obligations under this Agreement.

Without limiting the Company’s ability to seek other remedies available in law or equity, in the event the Employee violates any of the provisions of this Section 3, the Non-Solicit Restricted Period and the Non-Compete Restrictive Period, as applicable, shall be extended for the amount of time the Employee is in violation of such provision. For purposes of this Agreement, Company Personnel means any individual or entity who is or was at any time during the six-month period before any activity prohibited by this Section 3, employed or engaged (whether as an employee, independent contractor, consultant, or in any other capacity) by the Company.

Chirinjeev Kathuria

Employment Offer Letter

4. Acknowledgment. The Employee acknowledges and agrees that the services to be rendered by them to the Company are of a special and unique character; that the Employee will obtain knowledge and skills relevant to the Company’s industry, methods of doing business, and marketing strategies by virtue of the Employee’s employment; and that the terms and conditions of this Agreement are reasonable under these circumstances. The Employee further acknowledges that the amount of their compensation reflects, in part, their obligations and the Company’s rights under this Agreement; that they have no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; that they will not be subject to undue hardship or prevent them from earning a living or pursuing a career by reason of their full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof; and that this Agreement is not a contract of employment and shall not be construed as a commitment by either of the Parties to continue an employment relationship for any certain period of time. Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between the Company and the Employee, pursuant to which either the Company or the Employee may terminate the employment relationship at any time, with or without cause, with or without notice. If the employment relationship ends and the Company, within one (1) year thereafter, either reemploys Employee or engages them as a consultant, Employee agrees that this Agreement will also apply to such later employment or consulting relationship, unless the Company and Employee otherwise agree in writing. Any subsequent change or changes in the Employee’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.

5. Remedies. The Employee acknowledges that the Confidential Information and the Company’s ability to reserve it for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Employee will cause irreparable harm to the Company, for which remedies at law will not be adequate. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief. If the Company enforces this Agreement through a court order, the Employee agrees that the restrictions of Section 3 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

6. Successors and Assigns. The Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. The Employee expressly consents to be bound by the terms of this Agreement for the benefit of the Company and permitted successors and assigns without the necessity that this Agreement be reexecuted at the time of such transfer. The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment. This Agreement shall be binding upon the Employee’s heirs, executors, administrators, and other legal representatives.

Chirinjeev Kathuria

Employment Offer Letter

7. Continuing Obligations. The Employee represents and warrants that they have listed on Exhibit B all agreements (for example, non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, assignment of inventions agreements), if any, with a current or former client, employer, or any other person or entity, that may restrict their ability to accept employment with the Company or their ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict their ability to perform their duties for the Company or any obligation they may have to the Company. The Employee will not enter into any agreement, either written or oral, in conflict with this Agreement. The Employee has not violated and will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose their own or any third party’s confidential information or intellectual property when acting within the scope of their employment or otherwise on behalf of Company, and the Employee will not bring any such information onto the Company’s property or place of business. The Employee represents and warrants that there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to the Employee involving their prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer.

8. Monitoring; Company Property. The Employee acknowledges that they have no expectation of privacy with respect to the Company’s telecommunications, networking, or information processing systems (including, without limitation, files, e-mail messages, and voice messages) and that their activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. The Employee further acknowledges that any property situated on the Company’s premises or data systems and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware without regard to conflicts-of-law principles. Any action or proceeding by either Party to enforce this Agreement shall be brought in any state or federal court located in the state of Delaware. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

10. Entire Agreement. Unless specifically provided in this Agreement, this Agreement contains all the understandings and representations between the Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter, provided, however, if, before the execution of this Agreement, the Company and the Employee were parties to any agreement regarding the subject matter of this Agreement, that agreement will be superseded by this Agreement prospectively only.

11. Export. The Employee agrees not to export, reexport, or transfer, directly or indirectly, any United States technical data acquired from the Company or any products utilizing such data, in violation of the US export laws or regulations.

12. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by the Employee and by a duly authorized officer of the Company (other than the Employee). No waiver by either of the Parties of any breach by the other Party of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Chirinjeev Kathuria

Employment Offer Letter

13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

14. Notices. Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to the Employee at their address as listed on Company payroll, or at such other address as the Company or the Employee may designate by written notice to the other. Notice will be effective on receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

16. Advice of Counsel. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES THAT NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO INDUCE THE EMPLOYEE TO SIGN THIS AGREEMENT. THE EMPLOYEE ACCEPTS THE OBLIGATIONS WHICH THIS AGREEMENT IMPOSES ON THEM WITHOUT RESERVATION. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[signature page follows]

Chirinjeev Kathuria

Employment Offer Letter

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

AIRO GROUP HOLDINGS, INC.

By
	Name:	Joseph D. Burns
	Title:	CEO
EMPLOYEE

Signature:____________________________
Print Name: __________________________
Date: _____________

Chirinjeev Kathuria

Employment Offer Letter

EXHIBIT A

LIST OF PRE-EXISTING INTELLECTUAL PROPERTY RIGHTS

Unregistered Intellectual Property

Title	Brief Description	Date of Creation or Invention

Registered Intellectual Property

Jurisdiction	Name or Title	Status (Pending or Registered)	Registration or Application Serial Number	Registration or Application Date

___ No Pre-existing Intellectual Property Rights

___ Additional sheets attached

Signature of Employee: _____________________

Print Name of Employee: ___________________

Date: ____________

Chirinjeev Kathuria

Employment Offer Letter

EXHIBIT B

LIST OF CONTINUING OBLIGATIONS AGREEMENTS

The following is a list of all agreements, if any, with a current or former client, employer, or any other person or entity, that may restrict the Employee’s ability to accept employment with the Company or their ability to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict their ability to perform their duties for the Company or any obligation they may have to the Company:

________________________________________________

________________________________________________

________________________________________________

Except as indicated above on this Exhibit B, the Employee has no continuing obligation agreements to disclose pursuant to this Agreement.

Signature of Employee: _____________________

Print Name of Employee: ___________________

Date: ____________